As filed with the Securities and Exchange Commission on June 9, 2017

Registration No. 333-09891

Registration No. 333-207133

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to

Form S-1

Registration Statement No. 333-09891

Post-Effective Amendment No. 1 to

Form S-1

Registration Statement No. 333-207133

Under the Securities Act of 1933

Centrue Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	36-3145350 (IRS Employer Identification No.)

c/o Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, Illinois 62401

(217) 342-7321

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Douglas J. Tucker

Senior Vice President and Corporate Counsel

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, Illinois 62401

(217) 342-7321

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William C. Fay, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-1 (collectively, the “Registration Statements”) of Centrue Financial Corporation (the “Registrant”):

•                  File No. 333-09891, which was filed with the Securities and Exchange Commission on August 9, 1996, as such Registration Statement has been amended through the date hereof, pertaining to the registration of shares of common stock, par value $1.00 per share, of the Registrant and preferred stock purchase rights.

•                  File No. 333-207133, which was filed with the Securities and Exchange Commission on September 25, 2015, as such Registration Statement has been amended through the date hereof, pertaining to the registration of shares of common stock, par value $0.01 per share, of the Registrant.

This Post-Effective Amendment is being filed to deregister all of the shares of common stock, par value $1.00 per share, of the Registrant, preferred stock purchase rights, and common stock, par value $0.01 per share, of the Registrant previously registered under the above Registration Statements and remaining available thereunder.

Pursuant to the Agreement and Plan of Merger, dated as of January 26, 2017, by and among Midland States Bancorp, Inc. (“Midland”), the Registrant and Sentinel Acquisition, LLC (“Merger Sub”), on June 9, 2017, the Registrant merged with and into Merger Sub, with Merger Sub continuing as a wholly owned subsidiary of Midland (the “Merger”).

In connection with the consummation of the Merger, the Registrant hereby terminates the Registration Statements and deregisters the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Effingham, State of Illinois, on June 9, 2017.

MIDLAND STATES BANCORP, INC.,
on behalf of Centrue Financial Corporation

By:	/s/ Douglas J. Tucker
Name:	Douglas J. Tucker
Title:	Senior Vice President and Corporate Counsel